Exhibit 10.03

KANA Software, Inc.
181 Constitution Drive
Menlo Park, CA 94025
Tel 650 614-8300
Fax 650 614-8301
www.kana.com

August 14, 2006

Mr. Jay A. Jones

2734 Benvenue Avenue

Berkeley, CA 94705

650-996-7100

Dear Jay,

I am pleased to offer you the position of Senior Vice President and Chief Administrative Officer for KANA Software, Inc. (the “Company”), reporting directly to Michael S. Fields.

This letter outlines the proposed terms of employment with the Company. Your start date will be effective September 5, 2006 or such earlier date that may be confirmed in writing between you and KANA’s CEO. Your annual base salary will be $210,000 paid semi monthly. You will also be eligible for an incentive bonus of an additional $105,000 per year payable on a quarterly basis based on the achievement of your objectives and KANA’s financial performance.

I will recommend that you be granted an option to purchase 200,000 shares of stock as your hire grant. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest over four years subject to a six-month cliff and would be governed by the terms set forth in the Company’s standard form of stock options plan and agreement. You will be eligible for separation benefits in the event of a Change in Control Event (as defined below) in accordance with the Company’s current Change in Control Agreement which agreement will allow for (subject to the terms thereof) (a) six (6) months accelerated vesting of any remaining unvested shares at such time and (b) separation pay equal to six (6) months of your annual base salary paid to you over a six (6) month period in the event of a Change in Control Event (as defined below), subject to the “double trigger” terms of the Change in Control Agreement between you and the Company. Please note that the Board of Directors will be considering option grants only if the Company has regained full compliance with SEC reporting requirements and when our option plans have been registered with state and federal agencies. We can not give any assurances as to when that will occur.

A “Change in Control Event” shall mean a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered the same or a similar position of the combined entity as held prior to the change of control. The separation benefits identified herein shall not apply should your employment be terminated for Cause. “Cause” for your termination will exist at any time after the happening of one or more of the following events:

(i) Executive’s gross negligence or willful misconduct in the performance of, or his failure or refusal to perform, his duties with the Company, as determined by the Company’s Board of Directors in good faith;

(ii) unprofessional, unethical or fraudulent conduct or conduct by Executive that discredits the Company or is detrimental to the reputation, character or standing of the Company;

(iii) dishonest conduct or a deliberate attempt to injure the Company;

(iv) Executive’s breach of his Invention Assignment and Confidentiality Agreement, and/or Executive’s duty of confidentiality to Company, including, without limitation, Executive’s theft, misappropriation and/or misuse of the Company’s proprietary information;

(v) a failure or a refusal by Executive to comply in any material respect with the reasonable policies, standards or regulations of the Company;

(vi) any unlawful or criminal act which would reflect badly on the Company in the Company’s reasonable judgment;

(vii) Executive’s absence from work without an approved leave; or

(viii) Executive’s death.

The Company will provide to you the health, holiday, and other benefits available to all its full time employees. Enclosed, for your review, is information related to some of the benefits.

Your employment at the Company is conditioned upon your signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. At all times during your employment with the Company, you will be an “at-will” employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. This at-will nature of your employment cannot be modified except in writing signed by the CEO of the Company.

To indicate your acceptance of this offer of employment, please sign below and return to me by August 31, 2006.

Jay, all of us welcome you in joining KANA and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8102.

Sincerely,

/s/ Michael S. Fields
Michael S. Fields
Chief Executive Officer

Accepted

Signature:	/s/ Jay A. Jones
Name:	Jay A. Jones
Date:	8/26/06